Exhibit 99.01

FOR IMMEDIATE RELEASE


                       Covansys Contracts with Aradyme on
                 Voter Registration Solution for State of Idaho

    o Aradyme's data migration services to be used to consolidate State's 44 disparate county voter registration databases into a single system.

AMERICAN FORK, UT--November 18, 2004--Aradyme Corporation (OTCBB: ADYE), a next generation database company, today announced its first work order with Covansys (Nasdaq: CVNS) to provide data services for the State of Idaho under the master agreement announced by the parties on November 17, 2004.

Covansys has been selected by the State of Idaho as the primary contractor for integration services for a voter registration and election management solution. As the named subcontractor in this effort, Aradyme will provide the data migration services needed to consolidate the State's 44 disparate county voter registration databases into a single statewide system. These data migration services are made possible because of the flexibility of Aradyme's underlying next-generation database technology.

"Covansys is always looking for a competitive edge. Aradyme solves the challenges inherent in a many-to-one data migration environment, which enables us to efficiently and effectively deliver HAVA-compliant voter registration solutions," stated John Bastin, vice president elections practice at Covansys. "We believe Aradyme will play an important role in many of our future e-Government contracts."

"Aradyme is committed to becoming a highly regarded solutions provider in the e-Government market. Partnering with Covansys will accelerate our growth in this space while giving Covansys a competitive edge," said Don Hutchings, vice president of sales at Aradyme Corporation. "We look forward to a long and exciting relationship with Covansys that will extend far beyond the State of Idaho."

The value of the contract was not disclosed for competitive reasons. However, Covansys and Aradyme's working relationship with the State of Idaho is expected to continue through the fourth quarter (Q4) of 2005.

About the Help America Vote Act
-------------------------------

Under the Help America Vote Act (HAVA) of 2002, each state is required to establish and maintain a single, central, uniform, official and interactive computerized statewide voter registration database defined, maintained, and administered at the state level. The database is expected to contain the name and registration information of every legally registered voter in the state. The Act also requires the appropriate state or local election official to update the data in this repository on a regular basis. In an effort to support these endeavors, the federal government will award more than three billion dollars to the 50 states through 2006. The deadline for states to implement a HAVA-compliant computerized statewide voter registration database is January 1, 2006. For more information on these and other HAVA requirements, visit http://www.fec.gov/hava/hava.htm.

About Covansys
--------------

Headquartered in Michigan, Covansys Corporation (Nasdaq: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Clients gain competitive advantage by leveraging unique on-site, offsite, offshore delivery capability to achieve rapid deployment, world-class quality and reduced costs. A leader in the public sector market, Covansys is also known for application maintenance and development outsourcing in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Founded in 1985, with over 5500 employees worldwide, Covansys was one of the first U.S.-based IT services companies to establish offshore facilities in India, and is a pioneer in seamlessly integrating offshore capabilities into its offerings. Two of the company's three wholly owned development centers in India are assessed at Level 5 in SEI CMM (R). All three are ISO 9001:2000 certified and assessed at Level 5 in PCMM(R). Covansys was named one of the leading IT companies for state and local governments in 2002 and 2003 by Washington Technology magazine, and one of the top 500 solution providers in 2002 and 2003 by VAR Business magazine. Visit Covansys at: www.covansys.com.

About Aradyme Corporation
-------------------------

Aradyme Corporation is a next generation database company that provides the most advanced and innovative data migration solutions and application development available in the marketplace today. These services and solutions are made possible by a suite of exclusive database management tools and a database platform. The company's technology, which is 100% dynamic-schema driven, is the result of several breakthroughs the company has made in its underlying database management system (DBMS) technology that enable it to assist customers in overcoming many of the constraints and limitations that have plagued the database industry for years. Using Aradyme, customers are able to gain more control over the data in their DBMS and legacy systems; have greater flexibility and utility of both data and database applications; efficiently and accurately solve database-related business problems and realize more cost-effective solutions; accelerate the deployment of new database management solutions; and better manage and grow their businesses. For more information about Aradyme, call (801)756-9585 or visit the company's web site at www.aradyme.com.

                                       ###

This release contains forward-looking statements. Forward-looking statements are not guarantees of future agreements, events or results. Forward-looking statements are subject to risks and uncertainties outside Aradyme's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see Aradyme's SEC reports.


Aradyme Contact:          Media Contact:                Covansys Contact:

Russell Arnold            Kimberly Carroll              John Bastin
Aradyme Corporation       PR In Motion, LLC             V.P. Elections Practice
Phone: 801-756-9585       Phone: 801-304-9494           860-613-4511
rarnold@aradyme.com       kimberly@prinmotion.com       jbastin@covansys.com